Exhibit 99(k)(4)

ORGANIZATION AND OFFERING EXPENSE REIMBURSEMENT AGREEMENT

This Organization and Offering Expense Reimbursement Agreement (the “Agreement”) is made this [ • ] day of [ • ], 2015, by and between CAREY CREDIT INCOME FUND, a Delaware statutory trust (the “Master Company”), each of THE COMPANIES LISTED ON APPENDIX A OF THIS AGREEMENT, each a Delaware statutory trust (each hereinafter referred to as a “Feeder Company” and collectively with the Master Company the “Companies”), and Carey Credit Advisors, LLC (“W. P. Carey”) and Guggenheim Partners Investment Management, LLC (“Guggenheim” and, together with W. P. Carey, the “Advisors”).

WHEREAS, each of the Companies is a newly organized, non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (a “BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “ 1940 Act”);

WHEREAS, each Feeder Company invests all or substantially all its assets in the Master Company as part of a master/feeder BDC structure;

WHEREAS, W. P. Carey is the Master Company’s investment advisor and Guggenheim is the Master Company’s sub-investment advisor; and

WHEREAS, the Advisors have incurred, and will continue to incur, on behalf of the Companies Organization and Offering Expenses, as defined by each of the Companies’ Amended and Restated Declaration of Trust.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Reimbursement of Organization and Offering Expenses

(a)                                 The Companies shall be obligated to reimburse the Advisors for all current Organization and Offering Expenses and all prior Organization and Offering Expenses paid by or on behalf of the Advisors and not already reimbursed by the Companies (the “Reimbursable O&O Expenses”) as follows:

a.              For the Master Company, the lesser of (i) a maximum reimbursement rate of 1.5% of the gross proceeds received from the sale of the Master Company’s common shares, excluding proceeds from the sale of the Master Company’s common shares in connection with the Master Company’s distribution reinvestment plan, and (ii) the total remaining outstanding Reimbursable O&O Expenses of the Master Company.

b.              For each Feeder Company, the lesser of (i) a maximum reimbursement rate of 1.5% of the gross proceeds received from the sale of the Feeder Company’s common shares, excluding proceeds from the sale of the Feeder Company’s common shares in connection with the Feeder Company’s distribution reinvestment plan, and (ii) the total remaining outstanding Reimbursable O&O Expenses of the Feeder Company.

c.               The Companies acknowledge that they shall be solely responsible to ensure that any reimbursement to the Advisors or any other person for Organization and Offering Expenses, shall not exceed the 15% limitation on Front End Fees (as defined and set forth in the Master Company’s and each Feeder Company’s Amended and Restated Declaration of Trust), regardless of the source of payment.

(b)                                 No later than five business days following the beginning of each month, the Advisors may notify the Companies’ Administrator in writing that they are electing to waive a portion or all of the reimbursement of the Reimbursable O&O Expenses to which they would otherwise be entitled.

(c)                                  No later than 10 business days following the beginning of each month, the Advisors shall prepare a reasonably detailed statement documenting the Reimbursable O & O Expenses incurred up to and including the immediately preceding month and the calculation of the reimbursement thereof and shall deliver such statement to the Companies’ Administrator prior to full reimbursement. The Companies will first reimburse for any current and prior organization expenses, and then secondly reimburse for any current or prior offering expenses. Such statement shall also include instructions from the Advisors with respect to their election to defer any portion of such reimbursement. Any portion of a reimbursement of the Reimbursable O & O Expenses otherwise payable to the Advisors and not paid over to the Advisors with respect to any month pursuant to a deferral election made by the Advisors under this paragraph shall be so deferred without interest and may be paid over on any specified later date as the Advisors may determine. If the Advisors so determine to have such deferred reimbursements paid over on such specified date, they shall provide the Companies’ Administrator with written notice of such determination at least thirty (30) days, but no more than sixty (60) days, prior to such specified date.

(d)                                 Expenses incurred by the Advisors on behalf of the Companies and payable pursuant to this Section 1 shall be reimbursed no less than monthly to the Advisors.

2.                                      Termination and Survival

(a)                                 This Agreement shall become effective as of the date of this Agreement.

(b)                                 This Agreement may be terminated at any time, without the payment of any penalty, by the Companies or the Advisors at any time, with or without notice.

(c)                                  This Agreement shall automatically terminate in the event of (i) the termination by the Master Company of the Investment Advisory Agreement, dated February 27, 2015, between the Master Company and W. P. Carey or (ii) the board of trustees of the Master Company makes a determination to dissolve or liquidate the Master Company.

(d)                                 Sections 2 and 3 of this Agreement shall survive any termination of this Agreement.  Notwithstanding anything to the contrary, Section 1 of this Agreement shall survive any termination of this Agreement with respect to any Reimbursable O&O Expenses that have not been reimbursed by the Companies to the Advisors.

3.                                      Miscellaneous

(a)                                 The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)                                 This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)                                  Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Companies are regulated as BDCs under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Companies to take any action contrary to the Companies’ Amended and Restated Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Companies of their responsibility for and control of the conduct of the affairs of the Companies.

(d)                                 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)                                  The Companies shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisors.

(f)                                   This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CAREY CREDIT INCOME FUND

By:
Name:
Title:

EACH FEEDER COMPANY LISTED ON APPENDIX A

By:
Name:
Title:

CAREY CREDIT ADVISORS, LLC

By:
Name:
Title:

GUGGENHEIM PARTNERS INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

APPENDIX A — SCHEDULE OF FEEDER COMPANIES

Carey Credit Income Fund 2015 A

Carey Credit Income Fund 2016 T